AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                          OF
                              ITT RAYONIER INCORPORATED

                       ________________________________________


     The Corporation hereinafter named has duly adopted these Amended and Restated Articles of Incorporation (hereinafter, the "Articles of Incorporation") for the purpose of continuing a business corporation formed under and by virtue of the laws of the state of North Carolina, including the provisions of the North Carolina Business Corporation Act, as amended from time to time or any successor statute (the "NCBCA").


                                          I.

     The name of the corporation is ITT RAYONIER INCORPORATED (hereinafter, the "Corporation").


                                         II.

     The Corporation shall have authority to issue 75,000,000 shares, of which 60,000,000 shall be Common Shares, and of which 15,000,000 shares shall be Preferred Shares, with the following powers, preferences and rights, and qualifications, limitations and restrictions:

          (a) Except as otherwise provided by law, each Common Share shall have one vote, and, except as otherwise provided in respect of any series of Preferred Shares hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Shares. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any series of Preferred Shares hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, to share ratably in the remaining net assets of the Corporation.

          (b) The Board of Directors is authorized, subject to limitations prescribed by the NCBCA and these Articles of Incorporation, to adopt and file from time to time articles of amendment that authorize the issuance of Preferred Shares which may be divided into two or more series with such preferences, limitations, and relative rights as the Board of Directors may determine, provided, however, that no holder of any Preferred Share shall be authorized or entitled to receive upon the involuntary liquidation of the Corporation an amount in excess of $100.00 per Preferred Share.

          (c) No holder of any share of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or to purchase any shares or other securities of the Corporation, nor have any right to cumulate his votes for the election of Directors.


                                         III.
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          The address of the registered office of the Corporation in the
State of North Carolina is 225 Hillsborough Street, Raleigh, Wake County, North Carolina 27603; and the name of its initial registered agent at such address is CT Corporation System.


IV.

          (a) The Board of Directors shall have the exclusive power and authority to direct the management of the business and affairs of the Corporation and shall exercise all corporate powers, and possess all authority, necessary or appropriate to carry out the intent of this provision, and which are customarily exercised by the board of directors of a public company. In furtherance of the foregoing, but without limitation, the Board of Directors shall have the exclusive power and authority to: (i) elect all officers of the Corporation as the Board may deem necessary or desirable from time to time, to serve at the pleasure of the Board; (ii) fix the compensation of such officers; (iii) fix the compensation of Directors; and (iv) determine the time and place of all meetings of the Board of Directors and Shareholders.

          (b) The Board of Directors may create and make appointments to one or more committees of the Board comprised exclusively of Directors who will serve at the pleasure of the Board and who may have and exercise such powers of the Board in directing the management of the business and affairs of the Corporation as the Board may delegate, in its sole discretion, consistent with the provisions of the NCBCA and these Articles of Incorporation. The Board of Directors may not delegate its authority over the expenditure of funds of the Corporation except to a committee of the Board and except to one or more officers of the Corporation elected by the Board. No committee comprised of persons other than members of the Board of Directors shall possess or exercise any authority in the management of the business and affairs of the Corporation.

          (c) The Board of Directors may adopt, amend or repeal the Corporation's bylaws, in whole or in part, including amendment or repeal of any bylaw adopted by the Shareholders.

          (d) A majority of the Directors in office shall constitute a quorum for the transaction of business at a meeting of the Board of Directors.




V.

          (a) The number of Directors constituting the Board of Directors shall be not less than three nor more than twelve, as may be fixed from time to time by resolution duly adopted by the Board of Directors (except that until the annual meeting of Shareholder in 1994 such number shall be three). Provided that at the record date for the annual meeting of Shareholders in 1995 the number of members of the Board of Directors equals or exceeds the number then required under the NCBCA to stagger the terms of directors, the Board of Directors shall be divided into three classes, as nearly equal in number as may be possible, to serve respectively until the annual meetings in 1995, 1996 and 1997 in the classes designated by the Shareholder at the 1994 annual meeting, and until their successors shall be elected and shall qualify, and thereafter the successors shall be elected to serve for terms of three years and until their successors shall be elected and shall qualify. However, if at the record date for the annual meeting of Shareholders in 1995 there is not a sufficient number of members of the Board of Directors to permit the terms of the Directors to be staggered under the NCBCA, the terms of all Directors shall expire at the next annual meeting of Shareholders. In the event of any increase or decrease in the number of Directors during the time as there shall be classes of Directors, the additional or eliminated directorships shall be so classified or chosen such that all classes of Directors shall remain or become equal in number, as nearly as may be possible.
          (b) A vacancy occurring on the Board of Directors, including without limitation, a vacancy resulting from an increase in the number of Directors or from the failure by the Shareholders to elect the full authorized number of Directors, may only be filled by a majority of the remaining Directors or by the sole remaining Director in office. In the event of the death, resignation, retirement, removal or disqualification of a Director during his elected term of office, his successor shall serve until the next Shareholders' meeting at which Directors are elected. Directors may be removed from office only for cause.

          (c) The only qualifications for Directors of the Corporation shall be those set forth in these Articles of Incorporation. Directors need not be residents of the State of North Carolina or Shareholders of the Corporation.


VI.

          (a) The Corporation shall, to the fullest extent permitted from time to time by law, indemnify its Directors and officers against all liabilities and expenses in any suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Corporation, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were at the time taken known or believed by him to be clearly in conflict with the best interests of the Corporation. The Corporation shall likewise and to the same extent indemnify any person who, at the request of the Corporation, is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan.

          (b) The right to be indemnified hereunder shall include, without limitation, the right of a Director or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified hereunder.

          (c) A person entitled to indemnification hereunder shall also be paid reasonable costs, expenses and attorneys' fees (including expenses) in connection with the enforcement of rights to the indemnification granted hereunder.

          (d) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall not be limited by the provisions of Section 55-8-51 of the General Statutes of North Carolina or any successor statute.

          (e) The Board of Directors may take such action as it deems necessary or desirable to carry out these indemnification provisions, including adopting procedures for determining and enforcing the rights guaranteed hereunder, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

             (f) Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce any right to indemnification afforded by this Article to any person with respect to their status or any activities in their official capacities prior to such amendment, repeal or adoption.


                                         VII.

     To the full extent from time to time permitted by law, no person who is serving or who has served as a Director of the Corporation shall be personally liable in any action for monetary damages for breach of any duty as a Director, whether such action is brought by or in the right of the Corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or risen, prior to such amendment, repeal or adoption.


VIII.

     The provisions of Article 9A of the NCBCA shall not be applicable to the Corporation.





IX.

     Except as may be otherwise determined by the Board of Directors, the Shareholders of the Corporation shall have access as a matter of right only to the books and records of the Corporation as may be required to be made available to qualified Shareholders by the NCBCA.


X.

     To the extent that there ever may be any inconsistency between these Articles of Incorporation and the bylaws of the Corporation as may be adopted or amended from time to time, the Articles of Incorporation shall always control.

                           ARTICLES OF AMENDMENT
                                     OF
                          ITT RAYONIER INCORPORATED


     Pursuant to *55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

     1.   The name of the corporation is ITT Rayonier Incorporated;

     2.   The text of the amendment is as follows:

                  Article I of the Amended and Restated Articles of
             Incorporation of the Corporation is amended to read in its entirety as follows:


                                     I

                       The name of the corporation is RAYONIER INC.
                  (hereinafter, the "Corporation").

        3. The amendment required shareholder approval, which was obtained by written action without meeting of the sole shareholder of the corporation effective the second day of February, 1994 in the manner required by Chapter 55 of the North Carolina Business Corporation Act.

        4. The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

        5.   The amendment will be effective upon filing.

        This the 17th day of February, 1994.

                            ITT RAYONIER INCORPORATED



                            By/s/W.L. Nutter
                              W.L. Nutter
                              Executive Vice President